Exhibit 10.1

TCF FINANCIAL CORPORATION
AMENDED AND RESTATED 2017 MANAGEMENT INCENTIVE PLAN - EXECUTIVE AWARD

1.    This TCF Financial Corporation Amended and Restated 2017 Management Incentive Plan - Executive (this “Award”) is effective for the 2017 fiscal year of TCF Financial Corporation (“TCF”).  This Award is granted under and subject to the terms and conditions of the TCF Financial 2015 Omnibus Incentive Plan (the “Incentive Plan”).

 2.    The participant shall sign a copy of this Award to acknowledge the terms of this Award.  Participants are those approved by the Compensation, Nominating, and Corporate Governance Committee (the “Committee”) of the TCF Board of Directors.

3.    The Award recipient is eligible to receive restricted stock, as further described below, the “Restricted Stock”), with a value not to exceed 200% of Target for each performance goal. Target for the Award recipient for each performance goal shall be [_____________%] of the aggregate base salary paid to the Award recipient for the calendar year 2017. Payments shall be made to the Award recipient as set forth below:

•	Relative Return on Tangible Common Equity (“ROTCE”): The participant will be eligible to receive Restricted Stock in an amount determined as follows:

▪	50% of Target if TCF’s ROTCE for 2017 is at the 35th percentile of the 2017 Peer Group (as defined below); or

▪	100% of Target if TCF’s ROTCE for 2017 is at the 50th percentile of the 2017 Peer Group; or

▪	200% of Target if TCF’s ROTCE for 2017 is at or above the 80th percentile of the 2017 Peer Group.

•	Relative Return on Average Assets (“ROA”): The participant will be eligible to receive Restricted Stock in an amount determined as follows:

▪	50% of Target if TCF’s ROA for 2017 is equal to 80% of the average ROA of the 2017 Peer Group for 2017; or

▪	100% of Target if TCF’s ROA for 2017 is equal to the average ROA of the 2017 Peer Group for 2017; or

▪	200% of Target if TCF’s ROA for 2017 is equal to or above 120% of the average ROA of the 2017 Peer Group for 2017.

For results in between any of the levels set forth for each goal above, the Restricted Stock award amount will be interpolated in a linear fashion between payout levels. For performance below the lowest performance levels set forth above, no payouts will be made. The Committee may adjust or modify the calculation of ROA and ROTCE based on any of the criteria specified in the definition of “Performance Goals” in the Incentive Plan. ROA and ROTCE will be calculated excluding extraordinary or non-recurring items as well as the results from any businesses newly acquired or commenced by TCF (or its subsidiaries) during fiscal 2017. The 2017 Peer Group will be determined in accordance with the description in TCF’s proxy statement for the 2017 Annual Meeting of Stockholders, and will exclude any institutions which do not report results for the full 2017 year prior to February 15, 2018 or file an Annual Report on Form 10-K by March 1, 2018, unless sufficient information to calculate their ROA and ROTCE is otherwise publicly available by March 5, 2018.

4.    The Committee may in its discretion, reduce or eliminate the amount of the Restricted Stock awarded pursuant to this Award for any reason, and all Awards shall be subject to the terms of the Incentive Plan.  Among other things, participants will be assessed, and their Restricted Stock award may be reduced, based on their effectiveness in managing risk within their respective areas of accountability during the plan year. The risk management assessment will include review of relevant key risk indicators (KRIs) used in the TCF Enterprise Risk Management program. The Committee has authority to make interpretations under this Award and to approve all calculations made for this Award. Restricted Stock granted pursuant to this Award will be issued as soon as possible following certification of the results for TCF and the 2017 Peer Group by the Committee, but no later than March 15, 2018.

5.    Restricted Stock issued under this award will be in the form of a performance-based stock grant, 50% of which will vest if TCF’s net income available to common stockholders for 2018 exceeds $100 million, and 50% of which will vest if TCF’s net income available to common stockholders for 2019 exceeds $100 million. Each goal shall be independent (i.e. if the 2018 goal is not achieved, the 2019 goal may still be achieved), and any shares which do not vest as provided in the last sentence will be immediately forfeited upon determination of TCF’s results for the relevant performance period. For purposes of determining the number of shares awarded, the Restricted Stock shall be valued based on the average of the high and low closing price on the day on which results are certified and payouts are determined by the Committee. For purposes of the Restricted Stock, net income available to common stockholders shall exclude extraordinary nonrecurring items, and may further be modified at the discretion of the Committee to the fullest extent permitted by the Incentive Plan. The Restricted Stock shall be subject to all of the terms of the Incentive Plan and the Restricted Stock award form.

6.    The Committee may amend this Award from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF and the participant and no amendment may contravene requirements of the Incentive Plan.  This Award shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.

7.    This Award is effective for service on or after January 1, 2017.

8.    While the participant is actively employed with TCF or any of its subsidiaries, and, in the event of termination of employment by TCF or any of its subsidiaries or the participant for any reason for a period of one year after the participant’s termination of employment, the participant agrees that, except with the prior written approval of the Committee, the participant will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of TCF or any of its subsidiaries to discontinue his or her relationship with TCF or any of its subsidiaries nor will the participant directly or indirectly solicit, divert, take away or attempt to solicit business of TCF or any of its subsidiaries as to which the participant has acquired any knowledge during the term of the participant’s employment with TCF or any of its subsidiaries.

9.    This Award shall be governed by, and construed in accordance with, the laws of the State of Minnesota.
Acknowledgement

I have received, read, and acknowledge the terms of the foregoing Award and the Incentive Plan.

Date	Signature

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